UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2012

APPLE REIT EIGHT, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-53175	20-8268625
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Apple REIT Eight, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01. Other Events.

          On January 13, 2012 the Company through one of its wholly owned subsidiaries entered into a secured loan agreement (the “Loan”) with Wells Fargo Bank, National Association. The total proceeds of the Loan were $40.0 million. The Loan is secured by two of the Company’s hotels; the Residence Inn® by Marriott® hotel in Burbank, California and the Residence Inn® by Marriott® hotel in Oceanside, California. Interest will be payable monthly on the outstanding balance of the Loan at a variable rate of one-month U.S. dollar LIBOR plus 4.25%. The Loan matures in January 2015 with an option of the Company to extend for one year. Interest only is payable during the first year of the Loan with monthly principal payments of $65,000 required beginning in February 2013.

          To effectively fix the interest rate on the Loan and reduce its exposure to interest rate risk, simultaneous with the closing of the Loan the Company entered into an interest rate swap agreement with Wells Fargo Bank, National Association. Under the terms of the interest rate swap, the Company pays a monthly fixed interest rate of 1.0% and receives a floating rate of interest equal to the one-month U.S. dollar LIBOR, effectively fixing the interest rate on the Loan at 5.25%. The notional amount of $40.0 million amortizes in tandem with the amortization of the Loan and matures with the Loan in January 2015.

          At closing the Company used the total proceeds of the Loan to reduce the outstanding balance on its $75 million line of credit with Branch Banking and Trust Company and to pay transaction costs.

          The Loan and swap agreement contain representations, financial and other affirmative and negative covenants, events of default and remedies typical for these types of agreements.

          The foregoing summary does not purport to be a complete statement of the terms and conditions under the Loan or the swap agreement.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Eight, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight,
Chief Executive Officer

January 18, 2012